February 13, 2017

Mr. James Gingrich
4 Peeblebrook Way
Chappaqua, NY 10514

Dear Jim:

This letter is to confirm the details of your one-time special award of restricted limited partnership units (“Restricted Units”) in AllianceBernstein Holding L.P. (“Holding”). On February 13, 2017 (the “Grant Date”), the date of this letter, you are being granted Restricted Units in an amount equal to $21 million, with the number of Restricted Units based on the average closing price on the New York Stock Exchange of Holding for the period covering the four trading days immediately preceding the Grant Date, the Grant Date and the five trading days immediately following the Grant Date, and rounded up to the nearest whole number of units. The Restricted Units shall vest (and no longer be subject to forfeiture) ratably on each of December 1, 2017, 2018, and 2019 (i.e., one third of the Restricted Units will vest on each of these dates); provided, with respect to each installment, that you continue to be employed by AllianceBernstein L.P. (“AB”) on the vesting date; and provided further, that if your employment is terminated (a) by AB without “Cause” (as defined in the addendum annexed hereto), or (b) as a result of your Death or Disability (as defined in your 2016 Award Agreement under AB’s Incentive Compensation Award Program), there also will vest immediately a pro-rated portion (based on the number of days elapsed, compared to the total number of days , in the applicable vesting period), of the Restricted Units scheduled to vest on the next vesting date. Subject to accelerated delivery upon termination of employment as described below, all of the Restricted Units, subject to applicable withholding, shall be delivered to you as promptly as possible after December 1, 2019.

Holding will pay to you the cash distributions with respect to the unvested Restricted Units and any vested but undelivered Restricted Units on the same dates as cash distributions are paid to holders of Holding Units.

If your employment with AB ceases for any reason prior to December 1, 2019, Holding will deliver to you any vested Restricted Units, subject to applicable withholding, and you will immediately forfeit any unvested Restricted Units.

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You recognize and agree that the one-time special award of Restricted Units is being made in lieu of any cash or deferred awards for 2017, 2018, and 2019 for which you otherwise would be eligible under AB’s Incentive Compensation Award Program. However, you will be eligible at the end of each such year to receive a discretionary cash bonus award, to the extent that such an award is approved by the Compensation Committee of the Company’s Board of Directors.

Your employment by the Company continues to be an employment at will and can be terminated by AB at any time, for any reason.

This letter confirms our entire understanding with respect to the subject hereof and supersedes any and all prior agreements and understandings whether written or oral with respect thereto. I would appreciate your signing and returning a copy of this letter to confirm your acceptance and understanding of the terms contained in this letter.

ALLIANCEBERNSTEIN HOLDING L.P.

By:	ALLIANCE BERNSTEIN CORPORATION

By:     __________________________

ALLIANCEBERNSTEIN L.P.

By:	ALLIANCEBERNSTEIN CORPORATION

By:    __________________________

ACCEPTED AND AGREED

________________________         _____________________
James Gingrich                Dated

Addendum
“Cause” shall mean: (a) conviction, whether following trial or by plea of guilty or nolo contendere (or similar plea), in a criminal proceeding (i) on a misdemeanor charge involving fraud, false statements or misleading omissions, wrongful taking, embezzlement, bribery, forgery, counterfeiting or extortion, or (ii) on a felony charge or (iii) on an equivalent charge to those in clauses (i) and (ii) in jurisdictions which do not use those designations; (b) engaging in any conduct which constitutes an employment disqualification under applicable law (including statutory disqualifications as defined under the Securities Exchange Act of 1934, as amended); (c) material failure to perform the duties associated with your job function or intentional refusal to follow reasonable requests of your manager without justification; (d) violation of any securities or commodities laws, any rules or regulations issued pursuant to such laws, or the rules and regulations of any securities or commodities exchange or association of which AB or any of its affiliates is a member; (e) violation of any AB policy concerning hedging or confidential or proprietary information, or any material violation of any other AB investment-related policy in effect from time to time; (f) engaging in any act or making any statement which materially impairs, impugns, denigrates, disparages or negatively reflects upon the name, reputation or business interests of AB or any of its affiliates; or (g) engaging in any conduct materially detrimental to AB or any of its affiliates, including engaging in any activity deemed to be competitive with AB or any affiliate. In the event of a termination for cause under subparts (c), (f) or (g), AB will give you a minimum of ten (10) days’ written notice and an opportunity to cure within thirty (30) days after receipt of notice.

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